Exhibit 16

July 19, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

RE:    OXIS INTERNATIONAL, INC.

We have read Item 4 of the Form 8-K of OXIS International, Inc. dated July 19, 2002, and agree with such statements made concerning our firm contained therein. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/    KING GRIFFIN & ADAMSON P.C.